                                      EXHIBIT 11
                         THOMAS NELSON, INC. AND SUBSIDIARIES
                     STATEMENT OF COMPUTATION OF PER SHARE EARNINGS
                      (Dollars in thousands, except per share data)


                                            Nine Months Ended December 31,
                                            ______________________________
                                                1994          1993
                                            (Unaudited)    (Unaudited)
                                            ___________    ___________

Earnings Per Share:
  Weighted Average Shares Outstanding          10,692         10,683
                                            ===========     ==========

Net Income                                  $   9,894      $   7,554
                                            ===========     ==========

Earnings Per Share:                         $    0.93      $    0.71
                                            ===========     ==========



Fully Diluted Earnings Per Share:
  Weighted Average Shares Outstanding          10,692         10,683
  Exercise of Subordinated Convertible
    Bonds ($55,000,000 / $21.25)                2,588          2,588
  Dilutive stock options - (1)
    based on treasury stock method using
    year-end market price, if higher than
    average market price                          144             89
                                          ___________     ___________

Total Shares                                   13,424         13,360
                                          ===========     ===========

Net Income (2)                              $  11,471      $   9,131
                                          ===========     ===========

Earnings Per Share                          $    0.85      $    0.68
                                          ===========     ===========




(1) The effects of dilutive stock options on primary earnings have not been presented because the impact is immaterial.

(2)  Add back interest savings (net of tax) due to bond conversion.